Exhibit 10.32

NORTHWEST AIRLINES CORPORATION

KEY EMPLOYEE ANNUAL CASH INCENTIVE PROGRAM

PLAN DOCUMENT

1.              Program Objective

Northwest Airlines Corporation (“Northwest”) has adopted this Key Employee Annual Cash Incentive Program (“Program”) to retain key employees at its subsidiary companies, to encourage teamwork and individual performance, and to support a diverse work force.

2.              Definitions

A.           “Base Salary” is a Participant’s annual salary exclusive of any bonus, incentive plan payment, pension or other employer-paid benefit and all other items of extraordinary compensation, but shall include for purposes of the Program, 1) the amount of any reduction in Base Salary to which a Participant has agreed as part of any deferred arrangement under Internal Revenue Code Section 401(k); and 2) payments made to a Participant for absence from work due to illness, injury, or approved medical leaves of absence.

B.             “Committee” is the Compensation and Stock Option Committee of the Board of Directors.

C.             “Participant” is a full time salaried employee of a Participating Employer designated to participate in the Program.

D.            “Participating Employer” is Northwest Airlines, Inc. and any other subsidiary of Northwest that has elected to be a Participating Employer with approval of such subsidiaries’ Board of Directors and the President and CEO of Northwest.

E.              “Performance Formula” is the equation or table used to establish a relationship between specific levels of achievement of the Performance Goals established under paragraph (a) of section 4 of this Program and specified levels of payment, expressed as a percentage of the Target Incentive Level.

F.              “Program Year” is the fiscal year of Northwest.

G.             “Target Incentive Level” is that amount approved by the Committee as the percentage of salary paid to Participants for completion of the Performance Goals established under paragraph (a) of section 4 of this Program.

H.            “Total and Permanent Disability” of a Participant is the cessation of employment of such Participant under circumstances where the Participant is eligible to receive a monthly disability benefit pursuant to the long-term group disability insurance program sponsored by his/her Participating Employer; or would be eligible to receive such a benefit if he/she was a Participant in said program.

3.              Participation

a)                                     Eligibility; Participation

A Participant is a key employee of a Participating Employer who is compensated by salary and who has been approved by the Participating Employer as a participant in the Program for the Program Year.  Participation in one Program Year shall not be determinative of an employee’s eligibility to participate in subsequent Program Years.

b)                                     Key Employee Groups

Upon the recommendation of the President & CEO of Northwest, the Committee may designate one or more employee groups as participants in the Program.

4.              Program Performance Terms

Subject to the terms hereof, Participants shall receive awards within three months after the conclusion of a Program Year.  Awards, if any, shall be based on eligibility and performance against goals established under paragraph (a) of this section.

a)                                     Performance Measures

Performance Goals shall be established for each Participant at the commencement of each Program Year.  Annual Performance Goals shall be established for each Participant, for each of the following Performance Measures:

(1)        Subsidiary Financial Performance

The financial performance goal for each subsidiary shall be established at the discretion of the President & CEO of Northwest and approved by the Committee.

(2)        Individual Objective Performance

Individual eligible Participants shall, in conjunction with the appropriate supervisor, establish individual performance objectives (MBOs).  Such MBOs shall be approved at the discretion of the appropriate supervisor.

(3)        Diversity Goal Performance

Hiring, promotion, and affirmative action goals with respect to protected classes of workers shall be established by individual eligible Participants, in conjunction with the appropriate supervisor, and approved by the appropriate Human Resources unit.

b)                                     Performance Measure Weightings

Each Participant in the Program shall be assigned weightings for each of the three Performance Measures established under paragraph (a) of this section.  The sum of these three weightings shall equal 100%.

c)                                      Target Incentive Level

Each Participant in the Program shall be assigned a Target Incentive Level at the discretion of the President & CEO of Northwest and approved by the Committee.

d)                                     Performance Formula

A Performance Formula shall be established at the discretion of the President & CEO of Northwest and approved by the Committee at the commencement of each Program Year.  Such Performance Formula shall establish the relationship between specific levels of achievement of the Performance Goals established under paragraph (a) of this section and specified levels of payment.

e)                                      Award Determination

Individual Objective Performance and Diversity Goal Performance against goals established under paragraph (a) of this section shall be evaluated by the appropriate supervisor of each Participant within three months after the end of the Program Year in question.  Subsidiary Financial Performance against goals established under paragraph (a) of this section shall be approved by the Committee.  Based on such evaluations, a cash award shall be calculated for each Participant.  All award evaluations and calculations shall be subject to review by the President & CEO of Northwest and approval by the Committee.

5.              Termination and Change of Status

a)                                     Termination Rule

Except as otherwise provided herein, in order for a Participant to receive an award for Program Year, the eligible Participant must be an active, full-time employee of a Participating employer at the time awards are distributed.  Employees who resign, terminate, or, otherwise discontinue employment during the Program Year or prior to actual distribution of any award shall be ineligible to receive an award.  Employees who are subject to a reduction in force shall not receive an award, nor shall any employee who receives a severance package as a part of termination of employment.

b)                                     Exceptions

(1)                    Retirement — If, during a Program Year, a Participant retires in accordance with the Participating Employer’s retirement policies, the Participant may, nonetheless, be eligible to receive an award for the Program Year provided the Participant receives Executive Vice President approval (for Directors and Managing Directors) or President & CEO approval (for Vice Presidents, Sr. Vice Presidents and Executive Vice Presidents).  Such awards shall be based on the Base Salary paid to such Participant.

(2)                    Death or Total and Permanent Disability — If, during a Program Year, a Participant dies or becomes permanently disabled, the Participant shall be eligible to receive an award for the Program Year, which shall be prorated based on the Base Salary paid to such Participant.

6.              Payment of Cash Awards

a)                                     Payment Date

Within three months after awards have been calculated for the Program Year and the calculations have been approved by the Committee or the President & CEO of Northwest, Participating Employers shall pay cash awards to eligible Participants.

b)                                     Payment Upon Death

In the event of a Participant’s death, payment of any awards to which the Participant may be entitled pursuant to Section 5 shall be made to the legal representative of the decedent’s estate.

7.              Administration and Miscellaneous

a)                                     Amendment; Termination

The committee shall have the sole discretion and authority to amend or terminate the Program at any time.  Amendment or termination shall extinguish the rights of Participants or beneficiaries to receive payment attributable to the Program.

b)                                     Status of Participants’ Claims

All payments under this Program are made from the general assets of the Participating Employer.  All Awards under this Program are unfunded, unsecured, general contractual obligations of the Participating Employer.  The Program does not create any lien on, or security in, any property of Northwest or its subsidiaries.

c)                                      Not an Employment Contract

Neither this Program nor participation in this Program shall be construed as creating any agreement as to continued employment with Northwest.  All Participants herein are “at will employees” subject to the rules and regulations of the Participating Employers.

d)                                     Withholding of Taxes

There shall be deducted from all distributions under the Program the amount of any taxes or other deductions that the Participating Employer may be required to withhold by any federal, state, or local government.  Participants shall be responsible for payment of any and all federal, state, local, foreign or other taxes imposed on amounts paid under the Program.  Participating Employers assume no responsibility for the tax consequences to the Participant for his/her participation in the Program.

e)                                      Effective Date of Program

This Program shall be effective as of January 1, 1993 and shall continue until terminated by the President & CEO of Northwest or the Committee, with or without prior notice.

NORTHWEST AIRLINES

KEY EMPLOYEE ANNUAL CASH

INCENTIVE PROGRAM

SUMMARY

NORTHWEST AIRLINES CORPORATION

KEY EMPLOYEE ANNUAL CASH INCENTIVE PROGRAM

SUMMARY

A.            PROGRAM OBJECTIVES

The Key Employee Annual Cash Incentive Program has the following corporate objectives:

•                  To retain and reward key employees by delivering competitive total annual cash compensation.

•                  To encourage teamwork and drive individual performance by providing rewards for achievement of corporate performance goals as well as individual performance objectives.

B.            ELIGIBILITY FOR PARTICIPATION

Participation in the Key Employee Annual Cash Incentive Program (the “Program”) is restricted to employees who regularly and directly make or influence decisions which significantly influence the financial and operating performance of the company.  Participation in the plan is subject to review and approval on an annual basis by the Compensation Committee of the Board of Directors (the “Committee”).

C.            TARGET INCENTIVE LEVELS

The size of the potential cash incentive awards varies by employee group.  Each employee group has a Target Incentive Level, which is the percentage of salary paid to participants for completion of established financial and individual goals.  Target Incentive Levels are established by the Committee from time to time and are expressed as a percentage of base salary.

D.            PERFORMANCE MEASURES

The Program includes the following two performance measures, with the weightings on each measure dependent upon the employee group involved.

Airline Financial Performance

As measured by Northwest Airlines Corporation’s income contribution (an indicator of profitability excluding the cost of ownership).  Performance below the threshold set for the plan year results in no cash incentive award being distributed, including the Individual Goal Performance portion of the award.

Individual Performance

As measured under the Company’s Performance Management System.  Participants who achieve a rating lower than 3.0 on either the MBO or Competency component of the Individual Performance Rating will receive no payout from the incentive program unless otherwise approved by the Compensation Committee.  Performance on this component is driven by individual performance against goals that are in alignment with Northwest’s corporate and strategic objectives.

E.             PERFORMANCE MEASURE WEIGHTINGS

The relative weighting of the components vary by employee level.  For employees at the officer level, 75% of the individual target will be weighted on Airline Financial Performance and 25% weighted on individual performance.  For employees below the officer level, 50% will be weighted on Airline Financial Performance, and the remaining 50% will be weighted on individual performance.

F.             AWARD DETERMINATION

Incentive awards are determined for each participant based on actual performance against goals established for each of the performance measures.  Award pay-outs are made in cash.

(1)           Airline Financial Performance

The Airline Financial portion of the cash incentive award is based on the degree to which Northwest Airlines Corporation meets its income contribution target for the year.  A Performance Formula is established annually, which specifies levels of payment for specific levels of income contribution, expressed as a percentage of the Target Incentive Level amount.

Income contribution that falls below the threshold for a given year results in no cash incentive awards being distributed (including the Individual Goal Performance portion of the award).  Payouts above target require that a Net Profitability Threshold be met.  The Net Profitability Threshold is established by the Compensation Committee annually.

(2)           Individual Performance

The Individual Performance portion of the award is based on an assessment of each participant’s individual performance using the Company’s Performance Management System.  The Overall Performance Rating, which is a combination of the Goal Rating and the Competency Rating, determines a participant’s payout for the Individual Performance factor relative to the target payout.  Participants who receive less than 3.0 on either the MBO or Competency components of the Overall Performance Rating are not eligible for any payment under the Program unless approved by the Compensation Committee.  The maximum payout percentage a participant could achieve would be 200% of the target payout.  A participant’s actual payout percentage is based on his or her performance relative to other participants in the respective Division, the Division’s overall performance and the Division’s total pool of incentive dollars available for distribution.

G.            CASH INCENTIVE APPROVAL

Preliminary awards are determined by the senior management of each division and are submitted to Human Resources for evaluation and reporting to the CEO.  Payouts under the Plan must be approved by the Compensation Committee of the Board of Directors.

H.            DISTRIBUTION OF AWARDS

Incentive awards are generally calculated in January, following the completion of individual performance reviews and the determination of airline financial results, and checks are distributed to eligible participants in mid-February in the year following the incentive year, with the appropriate amount of tax and other deductions withheld.  To be eligible to receive an award, a participant must be actively employed in an incentive-eligible position at the time awards are distributed.  Participants who are hired or promoted into incentive-eligible positions during the plan year are eligible for participation on a prorated basis providing they are in their position for a minimum of 90 days.